Exhibit 10.2

ALICO, INC.

ANNUAL PERFORMANCE AND LONG TERM BONUS AGREEMENT

THIS ANNUAL PERFORMANCE AND LONG TERM BONUS AGREEMENT (the “Agreement”) is being entered into as of April 1, 2022 (“Effective Date”), by and between John E. Kiernan, a Florida resident (“Key Employee”) and Alico, Inc., a Florida corporation (“Company”) (each of the Key Employee and the Company a “Party” and collectively “Parties”).

1.Purpose.  The Board of Directors of the Company (the “Board”) has determined that it is in the best interest of the Company to enter into this Agreement to provide incentives to Key Employee, who is one of the key employees of the Company, to remain employed by the Company or its affiliates and to reward such employee for performance results and longevity with the Company and its affiliates.  The Agreement is intended to benefit the Company by creating such incentives for Key Employee, whose services are crucial to the success of the Company.

2.Long Term Retention Bonus.  Key Employee is eligible to earn a “Long Term Cash Flow Bonus,” a “Long Term Return of Capital Bonus,” and a “Long Term Real Estate Bonus,” (collectively the “Long Term Retention Bonus”) in accordance with performance metrics described on and calculated in accordance with Exhibit A attached hereto with respect to the period beginning October 1, 2021 through and including September 30, 2024 (“Long Term Period”), and payable in accordance with Section 3.

3. Long Term Retention Bonus Payment.

(a)Fifty percent (50%) of the Long Term Retention Bonus shall be earned on January 1, 2025, so long as Key Employee is continuously employed by the Company or its affiliates from the Effective Date through such date, and fifty percent (50%) of the Long Term Retention Bonus shall be earned on January 1, 2026, so long as Key Employee is continuously employed by the Company or its affiliates from the Effective Date through such date, in each case, such earned installment to be paid on the next immediately following regular payroll date following its being earned, in a lump sum payment of cash or other immediately available funds, but in no event later than January 31 of the calendar year in which earned.

(b)Notwithstanding the foregoing Section 3(a), in the event of a Change in Control of the Company occurring on or after September 30, 2024, but prior to the payment of the Long Term Retention Bonus in full, such Long Term Retention Bonus (or any unpaid portion thereof in the event part, but not all, of the Long Term Retention Bonus has been paid prior to a Change in Control), shall be paid within thirty (30) days of such Change in Control, in cash or other immediately available funds, in one lump sum.  Notwithstanding the foregoing Section 3(a), in the event of a Change in Control of the Company occurring after the Effective Date, but prior to September 30, 2024, a pro-rata portion of the Long

Term Retention Bonus (calculated by adjusting the target goals equitably pari passu with the number of completed Fiscal Years prior to the Change in Control event during the Long Term Period, e.g. if thirty-one (31) months of the Long Term Period have passed, two completed Fiscal Years would be available, and the target goals would be adjusted to 2/3rds of the current target goals), shall be paid within thirty (30) days of such Change in Control, in cash or other immediately available funds, in one lump sum, and the right to any remaining portion of the Long Term Retention Bonus amount shall be terminated upon such payment.

(c)For the purposes of this Agreement, “Change in Control” shall mean, the first (and only the first) occurrence and consummation of any of the following:

(i)The acquisition by any person or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Group”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either (i) the then outstanding common stock of the Company (the “Outstanding Company Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control:  (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (iv) any acquisition by any entity pursuant to a transaction that complies with clauses (i), (ii), and (iii) of subsection (c) of this definition;

(ii)Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by (i) a vote of at least a majority of the directors then comprising the Incumbent Board or (ii) the holders of at least a majority of the Outstanding Company Voting Securities, shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;

(iii)Consummation of a reorganization, merger, statutory share exchange, consolidation, or similar transaction involving the Company or any of its subsidiaries with a third party, or a sale or other disposition of all or substantially all of the assets of the Company to a third party, or a sale or other disposition to a third party of all or substantially all of the assets of one or more subsidiaries of the Company that constitute all or substantially all the assets of the Company and its subsidiaries on a consolidated basis (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50%, respectively, of the then outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent securities), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Stock and Outstanding Company Voting Securities, as the case may be, (ii) no person or Group (excluding any entity resulting from such Business Combination or any parent of such entity, any employee benefit plan (or related trust) of the Company, such entity resulting from such Business Combination or such parent) beneficially owns, directly or indirectly, more than 50%, respectively, of the then outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such entity, except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv)The approval by the shareholders of the Company of a complete liquidation or dissolution of the Company, unless the transaction is subsequently abandoned or otherwise fails to occur.

4. Transaction Bonus.

(a)Key Employee is eligible to earn an additional bonus upon a Change in Control (the “Transaction Bonus”) (but upon no more than one Change in Control) which occurs during the Long Term Period so long as he remains continuously employed by the Company or its affiliates through the closing of such Change in Control as follows:

(i)In the event the sales price per share of Company Common Stock (“Stock”) (or net value that would be distributable to shareholders per share in the case of an asset sale, assuming an immediate liquidation of the Company, as determined in good faith by the Board) (“Sale Price”) is at least $35 (but less than $40/share), Key Employee shall be paid a Transaction Bonus equal to 0.25% of the Market Capitalization; or

(ii)In the event the Sale Price is at least $40 (but less than $45/share), Key Employee shall be paid a Transaction Bonus equal to 0.5% of the Market Capitalization; or

(iii)In the event the Sale Price is at least $45 (but less than $50/share), Key Employee shall be paid a Transaction Bonus equal to 0.75% of the Market Capitalization; or

(iv)In the event the Sale Price is at least $50 (but less than $55/share), Key Employee shall be paid a Transaction Bonus equal to 1% of the Market Capitalization; or

(v)In the event the Sale Price is at least $55, Key Employee shall be paid a Transaction Bonus equal to 1.25% of the Market Capitalization.

(vi)For the avoidance of doubt, Key Employee will not be entitled to the Transaction Bonus if the Sale Price is below $35. All share values above shall be subject to equitable adjustment for stock splits, reverse stock splits, recapitalization, stock dividends reorganizations and the like determined in the good faith discretion of the Board so at to avoid the inequitable enlargement or diminution of rights.

(b)For the purposes of this Agreement, “Market Capitalization” shall mean the then total number of issued and outstanding shares of the Company as of the closing of the Change in Control, determined on a fully diluted basis, but ignoring convertible rights that are not “in the money” based upon the Sale Price, multiplied by the Sale Price.

5.Transaction Bonus Payment.  To the extent earned, the Transaction Bonus shall be paid to Key Employee by the Company in cash or other immediately available funds, in one lump sum, within thirty (30) days following a Change in Control.

6.Annual Performance Bonus.  During each fiscal year (October 1 through September 30 a “Fiscal Year”) of his employment beginning with the Fiscal Year ending September 30, 2022, Key Employee is eligible to earn an “Annual Adjusted EBITDA Performance Bonus,” an “Annual ROI Performance Bonus,” and an “Annual Discretionary Performance Bonus” (collectively, the “Annual Performance Bonus”) all in accordance with performance targets adopted from time to time and calculated as described on Exhibit B attached hereto, so long as Key Employee is continuously employed from the Effective Date through the last day of the applicable Fiscal Year.  The performance targets shall be determined by the Company from time to time, and the Parties agree that on or before October 31 following each completed Fiscal Year hereafter (i.e. beginning on or before October 31, 2022), the Company shall, for each Fiscal Year during the term of Key Employee’s employment, provide a written notice to Key Employee specifying the amount of each applicable target determined by the Company for such then current applicable

Fiscal Year and setting forth the performance metrics and performance targets for such then current Fiscal Year.

7.Annual Performance Bonus Payment.  The Annual Performance Bonus shall be paid to Key Employee by the Company in a lump sum of cash or other immediately available funds within five (5) business days (for clarity, business days shall refer to calendar days Monday through Friday, excluding U.S. Federal holidays) of the receipt of the audited financials of the Company and determination of the Annual Performance Bonus amount in accordance with Exhibit B, but in no event later than December 31 of the calendar year in which the Annual Performance Bonus is calculated (for example, with respect to the Annual Performance Bonus with respect to Fiscal Year ending September 30, 2022, such Annual Performance Bonus shall be paid no later than December 31, 2022).

8.Restricted Stock Grant.  Restricted Stock grants to the CEO will be awarded pursuant to that certain Alico, Inc. Stock Incentive Plan of 2015 (“Plan”) over the next 3 years according to Stock price performance.  If at any time during the Long Term Period, the average 30-day closing per share price of Stock exceeds the applicable price per share threshold described below, the Key Employee will be granted the corresponding number of shares of Restricted Stock pursuant to an Award Agreement substantially in the form attached hereto as Exhibit C, as follows:

Applicable price per share threshold: $35/share

Restricted Stock: 5,000 Restricted Shares; and

Applicable price per share threshold: $40/share

Restricted Stock: 12,500 Restricted Shares; and

Applicable price per share threshold: $45/share

Restricted Stock: 20,500 Restricted Shares.

All share values above shall be subject to equitable adjustment for stock splits, reverse stock splits, recapitalization, stock dividends reorganizations and the like determined in the good faith discretion of the Board so at to avoid the inequitable enlargement or diminution of rights.

The Restricted Stock to be granted shall be cumulative, such that the maximum number of shares of Restricted Stock to be awarded as a result of this Agreement is 37,500. The Restricted Stock may be granted on three different dates, two different dates, or all on the same date, depending on when, if at all, the average 30-day closing price of Company shares exceeds the applicable price per share threshold.

9.Tax Matters.

(a)Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein will be exempt or, failing that compliant with, all requirements of Internal Revenue Code Section 409A (as amended from time to time), provided, however, that the Company and its affiliates and successors (and their respective officers, directors, partners, general partners, employees or agents) make no representation or guarantee that the terms of this Agreement are exempt from or comply with Internal Revenue Code Section 409A, and shall have no liability for any failure of the terms of this Agreement to be exempt from or comply with the provisions of Internal Revenue Code Section 409A.

(b)All compensation and benefits provided by this Agreement that constitute nonqualified deferred compensation subject to and not exempted from the requirements of Internal Revenue Code Section 409A shall be subject to, limited by and construed in accordance with the requirements of Internal Revenue Code Section 409A and all regulations and other guidance promulgated by the Secretary of the Treasury pursuant to such Section.

(c)Notwithstanding anything contained herein to the contrary, payment upon a Change in Control, to the extent required by Internal Revenue Code Section 409A, if applicable, shall be made in the event such Change in Control constitutes a “change in the ownership,” “a change in effective control,” or “a change in the ownership of a substantial portion of the assets” of the Company within the meaning of Treasury Regulation Section 1.409A-3(i)(5).

(d)Any bonus or amount that is to be paid under this Agreement in two or more installments, shall be treated as a separate payment for purposes of Internal Revenue Code Section 409A.

(e)If Key Employee is a “specified employee” within the meaning of Internal Revenue Code Section 409A, any payment of an amount subject to the requirements of Internal Revenue Code Section 409A made in connection with Key Employee’s termination of employment shall not be made earlier than six (6) months after the date of such termination to the extent required by Internal Revenue Code Section 409A, and shall instead be paid in a lump sum on the first day of the seventh month following his termination of employment (or upon his death, if earlier).

(f)Notwithstanding any other provisions of this Agreement or the Employment Agreement, if any payment or benefit received or to be received by the Key Employee (including any payment or benefit received in connection with any change in control or the termination of the Key Employee’s employment, whether pursuant to the terms of this Agreement, the Bonus Agreement, or any other plan, arrangement, or agreement) (all such payments and benefits, including  but not limited to the Severance Payments (as defined in the Employment Agreement), Long Term Retention Bonus, and Transaction Bonus, being hereinafter referred to as the “Total Payments”) would constitute an “excess parachute payment” within the meaning of Internal Revenue Code Section 280G that would be subject (in whole or part), to any excise tax imposed under Internal Revenue Code Section 4999 (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Internal Revenue Code Section 280G in such other plan, arrangement, or agreement, the Total Payments shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax, but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state, and local income taxes on such reduced Total Payments and after taking into account the phaseout of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state, and local income taxes on such Total Payments and the amount of Excise Tax to which the Key Employee would be subject in respect of such unreduced Total Payments and after taking into account the phaseout of itemized deductions and personal exemptions attributable to such unreduced Total Payments), all as determined in good faith by the Board (with the advice of the Accounting Firm).  If a reduction in the Total Payments is necessary pursuant to this Section 9(f), then the reduction shall occur by first reducing the Transaction Bonus payable pursuant to Section 4 hereof, then by reducing the Long Term Retention Bonus payable pursuant to Section 3 hereof, then by reducing any other amounts payable pursuant to this Agreement, then by reducing the Severance Payment, then by reducing the any other amounts payable pursuant to the Employment Agreement, and finally by reducing the accelerated vesting of equity awards (based on the reverse order of the date of grant). For purposes of determining whether and the extent to which the Total Payments shall be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which the Key Employee shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Internal Revenue Code Section 280G(b) shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, based on the determination of an accounting firm that is selected by the Company, for purposes of making the applicable determinations under this Section (f) (the “Accounting Firm”), does not constitute a “parachute payment” within the meaning of Internal Revenue Code Section 280G(b)(2) (including by reason of Internal Revenue Code Section 280G(b)(4)(A)) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account that, based on the determination of the Accounting Firm, constitutes reasonable compensation for services actually rendered, within the meaning of Internal Revenue Code Section 280G(b)(4)(B), in excess of the “base amount” within the meaning of Internal Revenue Code Section 280G(b)(3) allocable to such reasonable compensation, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Accounting Firm in accordance with the principles of Internal Revenue Code Sections 280G(d)(3) and (4). At the time that payments are made under this Agreement or under the Employment Agreement, if any reduction applies under this Section, the Company shall provide the Key Employee with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from the Accounting Firm or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement). For purposes of clarity, the Key Employee shall not be entitled to any form of tax gross-up in connection with Internal Revenue Code Sections 280G or 4999 under any circumstances.

10.Nontransferability; Payment after Death.  Key Employee’s rights and privileges hereunder, may not be transferred, assigned, pledged or hypothecated in any manner, by operation of law or otherwise and shall not be subject to execution, attachment or similar process.  In the event of Key Employee’s death, payment of any remaining amount due hereunder shall be made to the beneficiary designated in a form acceptable to the Company.  In the event no such designation is delivered to the Company, then to the duly appointed and qualified executor or other personal representative of Key Employee to be distributed in accordance with the Key Employee’s Will or applicable intestacy law; or in the event that there shall be no such representative duly appointed and qualified within six (6) months after the date of death of Key Employee, then to such persons as, at the date of his or her death, would be entitled to share in the distribution of Key Employee’s personal estate under the provisions of the applicable statute then in force governing the descent of intestate property, in the proportions specified in such statute.

11.Forfeiture.  Notwithstanding any other provision of this Agreement, all rights of Key Employee to receive any payments hereunder will be discontinued and forfeited and the Company will have no further obligation hereunder to Key Employee, i) in the event Key Employee violates or is in breach of that certain Amended and Restated Employment Agreement by and between Key Employee and the Company dated April 1, 2022, as amended from time to time (“Employment Agreement”), or any non-compete agreements, confidentiality agreements, non-solicitation agreements, or other restrictive covenants or terms of employment entered into by Key Employee with the Company, and ii) in the event Key Employee is terminated by the Company for “Cause” as defined in the Employment Agreement or resigns where Cause exists.

12.Withholding.  The Company shall have the right to deduct from all amounts paid pursuant to this Agreement any taxes required by law to be withheld with respect to such payments.

13.Adjustments.  In the event of a recapitalization, merger, consolidation, acquisition or disposition of property, separation, spin-off, reorganization, liquidation affecting the Company or any affiliate thereof, the Board shall have broad authority in its sole discretion, to adjust all rights contemplated by this Agreement, including the provisions of any schedule or exhibit to this Agreement, so as to prevent the inequitable enlargement or diminution of Key Employee’s rights hereunder, without the consent of Key Employee.  For example, if the Company acquires another business, EBITDA and/or Operating Cash Flow targets may be adjusted and increased.

14.Miscellaneous Provisions.

(a)Neither this Agreement nor any action taken hereunder shall be construed as giving Key Employee any right to be retained in the employ of the Company or any affiliate or limit the Company’s or any of its affiliates’ ability or right to terminate the service provider relationship of Key Employee with such person.

(b)The obligations of the Company hereunder shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the Company for payment of any benefits hereunder.  Neither Key Employee nor any other person shall have any interest in any particular assets of the Company by reason of the right to receive a benefit under this Agreement and Key Employee or such other person shall have only the rights of a general unsecured creditor of the Company with respect to any rights under this Agreement.

(c)Any and all notices, designations, consents, offers, acceptances, or any other communication provided for herein shall be given in writing and shall be deemed given i) upon delivery, if delivered in person, ii) upon response, if by email to the email address known to be associated with such notice recipient and which email is confirmed or responded to by such receiving Party, or iii) five days following deposit with the United States Postal Service by registered or certified mail, with proper postage, which shall be addressed as follows:

Key Employee:

John E. Kiernan

To the most recent contact information on file in the payroll records of the Company.

Company:

Alico, Inc.

Attn: Compensation Committee Chair

10070 Daniels Interstate Court

Suite 200

Fort Myers, FL 33913

(d)This Agreement, together with agreements, exhibits, and schedules referenced herein, including the Employment Agreement, constitute the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

(e)This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Nothing expressed or implied herein is intended or will be construed to confer upon or to give any other person any rights or remedies by virtue hereof.  Except as provided herein, no Party may assign any of its rights or obligations hereunder without the prior written consent of the other Parties hereto.

(f)This Agreement may be amended, modified, or supplemented by an agreement in writing signed by each Party hereto, and the Company may modify this Agreement in accordance with Section 13 hereof or as otherwise expressly provided herein. This Agreement shall terminate upon the earlier of the mutual agreement of the Parties in writing of a Change in Control; provided however, any obligations to make payments with respect to any amount earned prior to or simultaneously with the termination hereof, shall survive until such amounts are paid. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving.

Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

(g)If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(h)This Agreement shall be interpreted, construed, and governed according to the laws of the State of Florida, without reference to conflicts of law principles thereof.  The Parties agree that any dispute, claim, or controversy based on common law, equity, or any federal, state, or local statute, ordinance, or regulation arising out of, relating in any way to, or concerning this Agreement or its termination, including whether such a dispute is arbitrable, shall be settled by arbitration.  Notwithstanding the foregoing, any Party to this Agreement may commence a proceeding in any court of competent jurisdiction to enter a judgment of any award rendered in the arbitration or to enforce any arbitration award or a settlement resulting from mediation or negotiation of the Parties.  This agreement to arbitrate includes, but is not limited to, all claims for any form of illegal discrimination, improper or unfair treatment or dismissal, and all tort claims.  The Key Employee shall still have a right to file a discrimination charge with a federal or state agency, but the final resolution of any discrimination claim will be submitted to arbitration instead of a court or jury. The arbitration proceeding shall be conducted under the employment arbitration rules and mediation procedures of the American Arbitration Association in effect at the time that a demand for arbitration under the rules is made, and such proceeding shall be conducted in the English language by a sole arbitrator in Lee County, Florida, and governed by the Florida Arbitration Act and the substantive laws of the State of Florida, without regard to any applicable state’s choice of law provisions. The decision of the arbitrator(s), including determination of the amount of any damages suffered, shall be exclusive, final, and binding on all Parties, their heirs, executors, administrators, successors, and assigns, and shall not be subject to appeal, review, or re-examination by a court or the arbitrator, except for fraud, perjury, manifest clerical error, or evident partiality or misconduct by the arbitrator that (in each case) prejudices the rights of a party to the arbitration. Each Party shall bear its own expenses in the arbitration for arbitrators’ fees and attorneys’ fees, for its witnesses, and for other expenses of presenting its case.  Other arbitration costs, including administrative fees and fees for records or transcripts, shall be borne equally by the Parties.

(i) This Agreement may be executed in several counterparts with the same effect as if the signature on each such counterpart were on the same instrument. A signed copy, including by DocuSign or other electronic or digital signature, of this Agreement delivered by facsimile, e-mail, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

(k) Any determination made by the Board or by an appropriately delegated officer with respect to this Agreement, shall be made in the sole discretion of the Board or such delegate, unless in contravention of any express term of this Agreement, and all such decisions made by the Board or any appropriately delegated officer shall be final, binding and conclusive on all persons, including the Key Employee.

[Signatures on Following Page]

IN WITNESS WHEREOF, the Parties have executed this Agreement on April 1, 2022 to be effective as of the Effective Date.

Alico, Inc., a Florida corporation		Key Employee:

By:	/s/ Toby K. Purse	/s/ John E. Kiernan
	Toby K. Purse	John E. Kiernan

Signature Page to Annual Performance and Long Term Bonus Agreement

EXHIBIT A

Long Term Retention Bonus

Long Term Cash Flow Bonus

The Long Term Cash Flow Bonus shall be determined as follows:

A bonus of $100,000 is payable in the event the cumulative Operating Cash Flow for the Long Term Period is at least Fifty Eight Million Seven Hundred Thousand Dollars ($58,700,000), but less than Sixty Eight Million Seven Hundred Thousand Dollars ($68,700,000), or

A bonus of $300,000 is payable in the event the cumulative Operating Cash Flow for the Long Term Period is at least Sixty Eight Million Seven Hundred Thousand Dollars ($68,700,000), but less than Seventy Eight Million Seven Hundred Thousand Dollars ($78,700,000); or

A bonus of $500,000 is payable in the event the cumulative Operating Cash Flow for the Long Term Period is Seventy Eight Million Seven Hundred Thousand Dollars ($78,700,000) or greater.

For the purposes of this Agreement, “Operating Cash Flow” shall mean the amount reflected on the Statement of Cashflows included in the audited financials of the Company and designated by the line item “Net cash provided by operating activities” as determined by the Company in accordance with its historical accounting principles.

Long Term Return of Capital Bonus

The Long Term Return of Capital Bonus shall be determined as follows:

A bonus of $100,000 is payable in the event the cumulative Return of Capital for the Long Term Period is at least Fifty Two Million Nine Hundred Thousand Dollars ($52,900,000), but less than Fifty Seven Million Nine Hundred Thousand Dollars ($57,900,000), or

A bonus of $300,000 is payable in the event the cumulative Return of Capital for the Long Term Period is at least Fifty Seven Million Nine Hundred Thousand Dollars ($57,900,000), but less than Sixty Two Million Nine Hundred Thousand Dollars ($62,900,000); or

A bonus of $500,000 is payable in the event the cumulative Return of Capital for the Long Term Period is Sixty Two Million Nine Hundred Thousand Dollars ($62,900,000) or greater.

For the purposes of this Agreement, “Return of Capital” shall mean the aggregate cash dividends paid to the shareholders of the Company, cash amounts payable to shareholders for the repurchase of Company shares, and principal payments reducing or satisfying indebtedness obligations of the Company (but not including satisfaction of debt in exchange for equity of the Company); provided however, the Return of Capital amount shall be reduced by the principal amount of any additional borrowed funds or indebtedness incurred after the Effective Date and further reduced by any additional capital raises or contributions to the capital of the Company (whether or not any

Exhibit A

additions shares, warrants, options, or notes are issued in conjunction therewith) after the Effective Date, as determined by the Company.  Return of Capital may not be less than zero.

Long Term Real Estate Bonus

The Long Term Real Estate Bonus shall be determined as follows:

For each Board approved sale of Alico Ranch acreage owned by the Company (which, for the avoidance of doubt, does not include any acreage used in the Alico Citrus business) which closes during the Long Term Period and for which the Gross Sales Price per Acre is:

At least Four Thousand Five Hundred Dollars ($4,500), but less than Five Thousand Dollars ($5,000), a bonus equal to six tenths percent (0.6%) of the Net Sale Proceeds is payable; or

At least Five Thousand Dollars ($5,000), but less than Five Thousand Five Hundred Dollars ($5,500), a bonus equal to eighty five hundredths percent (0.85%) of the Net Sale Proceeds is payable; or

At least Five Thousand Five Hundred Dollars ($5,500), a bonus equal to one and one tenths percent (1.1%) of the Net Sale Proceeds is payable.

For the purposes of this Agreement, “Net Sales Proceeds” shall mean the total gross sales proceeds with respect to the applicable sale transaction, including the amount of any liabilities assumed by or title taken subject to, less the sum of: (1) all loans or other indebtedness encumbering any one or more of the assets to be sold in the applicable transaction (or that was paid off in anticipation of the transaction), secured by mortgages, deeds of trust, security agreements or other financing documents that have been paid by the seller from the proceeds of the sale, or that have been assumed by or title taken subject to by the purchaser, and (2) all payments for advertisers, brokers, attorneys, accountants, satisfaction fees, surveys, inspections, recording charges, transfer taxes, and all closing costs or other expenses related to the sale; all as determined by the Company.

For the purposes of this Agreement, “Gross Sales Price per Acre” shall mean the total gross sales proceeds with respect to the applicable sale transaction, including the amount of any liabilities assumed by or title taken subject to, divided by the total number of acres sold in the applicable transaction, as determined by the Company.

Exhibit A

EXHIBIT B

Annual Performance Bonus

Annual Adjusted EBITDA Performance Bonus

The Annual Adjusted EBITDA Performance Bonus ranging from $75,000 to $225,000 is available when the Company’s Adjusted EBITDA is at least 75% of the annual budget target of Adjusted EBITDA approved by the Board, with a $75,000 bonus amount for 75% of the annual budget target being referred to as the “base goal”, $150,000 bonus amount for 100% of the annual budget target being referred to as the “target goal”, and $225,000 bonus amount for 125% or more (any excess over such performance not resulting in an additional bonus) of the annual budget target being referred to as the “stretch goal”.  The amount such bonus shall be linearly interpolated based on performance levels between the base goal, target goal and stretch goal.

For example, for Fiscal Year ending 2022, the annual budget target of Adjusted EBITDA approved by the Board is Thirty Million Five Hundred Thousand Dollars ($30,500,000). If in Fiscal Year ending 2022, Adjusted EBITDA is Thirty Six Million Two Hundred Fifty Thousand Dollars ($36,250,000) (exceeded target goal but fell short of the stretch goal of $38,125,000), the Annual Adjusted EBITDA Performance Bonus is $206,557.38.  If in Fiscal Year ending 2022, Adjusted EBITDA is Twenty Three Million Nine Hundred Thousand Dollars ($23,900,000) (under target goal but exceeding the base goal of $22,875,000), the Annual Adjusted EBITDA Performance Bonus is $85,081.97.

For the avoidance of doubt, no additional bonus will be earned for exceeding the stretch goal, as the maximum Annual Adjusted EBITDA Performance Bonus per year is $225,000, and no Annual Adjusted EBITDA Performance Bonus is payable in the event the Adjusted EBITDA is less than the base goal.  The Annual Adjusted EBITDA Performance Bonus shall be calculated by applying the Annual Adjusted EBITDA Performance Bonus range linearly against the annual budget target of Adjusted EBITDA approved by the Board each year.

For the purposes of this Agreement, “Adjusted EBITDA” shall mean the net income of the Company increased by interest expenses, income and similar tax expenses, depreciation, depletion, and amortization expenses, and further adjusted as applicable to remove all one-time, irregular, and non-recurring items of income or expense, including but not limited to, non-operating income, unrealized gains or losses, non-cash expenses, gains or losses outside the ordinary course of business (and for this purpose, the parties agree that any sale of real estate or real property interest is outside the ordinary course of business, regardless of frequency, and thus are expressly excluded), compensation payable in shares of the Company or other equity based compensation, and gains or losses on the exchange of foreign currency, as determined by the Company in accordance with its historical accounting practices.

Annual ROI Performance Bonus

The Annual ROI Performance Bonus ranging from $35,000 - $105,000 is available when the Company’s Return on Invested Capital is at least 80% of the immediately preceding Six Year

Exhibit B

Olympic Average of ROIC, with a $35,000 bonus amount for 80% of Six Year Olympic Average of ROIC being referred to as the “base goal”, $70,000 bonus amount for 100% of Six Year Olympic Average of ROIC being referred to as the “target goal”, and $105,000 bonus amount for 120% or more (any excess over such performance not resulting in an additional bonus) of Six Year Olympic Average of ROIC being referred to as the “stretch goal”. The amount such bonus shall be linearly interpolated based on performance levels between the base goal, target goal and stretch goal.

For example, for Fiscal Year ending 2022, the Parties acknowledge that the Six Year Olympic Average of ROIC is 6.85%. If in Fiscal Year ending 2022, Return on Invested Capital is 8.22% (exceeded Six Year Olympic Average of ROIC by 20%; the stretch goal), the Annual ROI Performance Bonus is $105,000.  If in Fiscal Year ending 2022, Return on Invested Capital is 5.48% (under Six Year Olympic Average of ROIC by 20%, the base goal), the Annual ROI Performance Bonus is $35,000.

For the avoidance of doubt, no additional bonus will be earned for exceeding the stretch goal, as the maximum Annual ROI Performance Bonus per year is $105,000, and no Annual ROI Performance Bonus is payable in the event the Return on Invested Capital is less than the base goal.  The Annual ROI Performance Bonus shall be calculated by applying the Annual ROI Performance Bonus range linearly against the Six Year Olympic Average of ROIC as recalculated by the Board each year.

For the purposes of this Agreement, “Return on Invested Capital” shall mean (EBIT x (1-Tax Rate))/(Gross Debt + Equity) as of the last day of the applicable Fiscal Year, where “EBIT” means the net income of the Company increased by interest expenses and income and similar tax expenses, “Tax Rate” means the applicable effective income tax rate imposed on profits of the Company, “Gross Debt” means loans and other indebtedness owed to credit institutions, bonds, lease liabilities, bank overdrafts and other financial debt, plus accrued interest on such debt excluding derivative instruments, all as reflected on the balance sheet of Company, and “Equity” means the amount reflected as shareholder equity on the balance sheet of Company, and all  as determined by the Company in accordance with its historical accounting practices. It is the intention of the Parties to determine the Return on Invested Capital generally as a measure of net operating profit after tax (NOPAT) divided by the capital invested in the Company.

For the purposes of this Agreement, “Six Year Olympic Average of ROIC” shall mean the average Return on Invested Capital determined for the immediately preceding six fiscal year period calculated after excluding the single highest Return on Invested Capital and the single lowest Return on Invested Capital, prior to ascertaining the average (i.e., the average of four (4) years of Return on Invested Capital after the high and low years' Return on Invested Capital are excluded), as determined by the Company.

Annual Discretionary Performance Bonus

The Annual Discretionary Performance Bonus in the amount of $100,000, may be earned for Key Employee’s success in executing various annual performance goals, which goals will be recommended by management, but in any event are approved and adopted by the Board annually

Exhibit B

as part of the annual budget process during the October Board meeting. Such performance goals should be consistent with the priorities of the Company and developed in a commercially reasonable manner.  Performance goals will be delivered in writing to the Key Employee no later than October 31 for the applicable Fiscal Year. The Board shall determine, in its sole discretion, whether such performance goals for such immediately preceding Fiscal Year have been met at the October Board meeting immediately following the close of such applicable Fiscal Year.

Exhibit B

EXHIBIT C

Form of Restricted Stock Award Agreement

STOCK INCENTIVE PLAN OF 2015

RESTRICTED STOCK AWARD AGREEMENT

THIS RESTRICTED STOCK AWARD AGREEMENT (this "Agreement"), dated as of_________, 20__ (the "Grant Date"), is made by and between Alico, Inc., a Florida corporation (the "Company"), and John E. Kiernan (the "Participant"). Capitalized terms used herein without definition have the meanings ascribed to such terms in the Alico, Inc. Stock Incentive Plan of 2015 (the "Plan").

WHEREAS, the Company has adopted the Plan to give the Company a competitive advantage in attracting, retaining, and motivating officers, employees, directors, and/or consultants and to provide the Company and its Subsidiaries and Affiliates with a long-term incentive plan providing incentives directly linked to shareholder value; and

WHEREAS, with respect to the number of restricted shares granted below, Participant met the applicable conditions to grant as provided in that certain Annual Performance and Long Term Bonus Agreement by and between the Company and Participant, and the Committee has determined that it would be in the best interests of the Company and its shareholders to grant the Participant a number of restricted shares of Common Stock on the terms and subject to the conditions set forth in this Agreement and the Plan.

NOW THEREFORE, in consideration of the premises and the covenants of the parties contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, for themselves and their successors and assigns, hereby agree as follows:

1.Grant of Restricted Stock Award.

(a) Grant. The Company hereby grants to the Participant an award of Restricted Stock with respect to an aggregate of ____ restricted shares of Common Stock (the "Restricted Shares"), on the terms and subject to the conditions set forth in this Agreement and as otherwise provided in the Plan.

(b) Incorporation by Reference, Etc. The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan.

2.Vesting.

(a) General. Except as may otherwise be provided herein, one-half of the Restricted Shares shall vest on January 1, 2025, subject to the Participant not having incurred a Termination of Service as of or prior to the Vesting Date, and the remaining one-half of the Restricted Shares shall

Exhibit C

vest on January 1, 2026, subject to the Participant not having incurred a Termination of Service as of or prior to the Vesting Date.

(b) Vesting upon a Termination of Service without Cause or for Good Reason. If, prior to the Vesting Date, the Participant incurs a Termination of Service by the Company without Cause or, following a Change in Control, due to a resignation by the Participant for Good Reason, any unvested Restricted Shares shall fully vest and be free of any restrictions as of the date of Termination of Service.

(c) Vesting upon Death or Disability.  If the Participant incurs a Termination of Service due to the Participant's death or Disability, any unvested Restricted Shares shall fully vest and be free of restrictions as of the date of the Termination of Service.

(d) Other Termination of Service. If the Participant incurs a Termination of Service for any reason other than death, Disability, a termination without Cause, or, following a Change in Control, a resignation for Good Reason, any unvested Restricted Shares shall be forfeited by the Participant without consideration.

3.Tax Withholding. The Company shall reasonably determine the amount of any federal, state, local, or other income, employment, or other taxes that the Company or any of its Subsidiaries may reasonably be obligated to withhold with respect to the grant, vesting, or other event with respect to the Restricted Shares. The Company's obligation to deliver the Restricted Shares or any certificates evidencing the Restricted Shares (or to make a book-entry or other electronic notation indicating ownership of the Restricted Shares), or otherwise remove the restrictive notations or legends on such Restricted Shares or certificates that refer to nontransferability as set forth in Section 5, is subject to the condition precedent that the Participant either pay or provide for the amount of any such withholding obligations in such manner as may be authorized by the Committee or as may otherwise be permitted under Section 14(d) of the Plan.

4.Section 83(b) Election; Independent Tax Advice. The Participant acknowledges that it is the Participant's sole responsibility, and not the Company's, to file a timely election under Section 83(b) of the Code, even if the Participant requests that the Company or its representative assist the Participant in making this filing. The Participant shall promptly notify the Company of any election made pursuant to Section 83(b) of the Code. The Participant acknowledges that the tax laws and regulations applicable to the Restricted Shares and the disposition of the Restricted Shares following vesting are complex and subject to change, and it is the sole responsibility of the Participant to obtain the Participant's own advice as to the tax treatment of the terms of this Agreement.

5.Issuance of Restricted Stock. The Restricted Shares shall be issued by the Company and shall be registered in the Participant's name on the stock transfer books of the Company promptly after the Grant Date. Any certificates representing the Restricted Shares shall remain in the physical custody of the Company or its designee at all times prior to, in the case of any particular Restricted Share, the date on which such Restricted Share vests. Any certificates representing the Restricted Shares shall have affixed thereto a legend in substantially the following form, in addition to any other legends that may be required under federal or state securities laws:

Exhibit C

The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Alico, Inc. Stock Incentive Plan of 2015 and an Award Agreement. Copies of such Plan and Agreement are on file at the offices of Alico, Inc., 10070 Daniels Interstate Court, Suite 200, Fort Myers, FL 33913.

As soon as practicable following the vesting of any Restricted Share, the Company shall ensure that its stock transfer books reflect the vesting. If certificates for the Restricted Share exist, such certificates for such vested Restricted Share shall be delivered to the Participant or to the Participant's legal representative along with the stock powers relating thereto.

6. Dividend and Voting Rights. After the Grant Date, the Participant shall be the record owner of the Restricted Shares, unless and until such Restricted Shares are forfeited pursuant to the Participant's Termination of Service or sold or otherwise disposed of, and as record owner shall be entitled to all rights of a common shareholder of the Company, including, without limitation, voting rights and rights to payment of cash dividends, if any, with respect to the Restricted Shares; provided that extraordinary dividends shall be subject to the provisions of Section 3(d) of the Plan; and provided, further, that the Restricted Shares shall be subject to the limitations on transfer and encumbrance set forth in this Agreement and Section 6(b)(iii) of the Plan.

7.Transferability. The Restricted Shares may not, at any time prior to becoming vested, be assigned, alienated, pledged, attached, sold, or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer, or encumbrance shall be void and unenforceable against the Company, its Subsidiaries, and its Affiliates; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer, or encumbrance. The Restricted Shares shall be subject to the restrictions set forth in the Plan and this Agreement.

8.Change in Control. In the event of a Change in Control occurring after the Grant Date, the Restricted Shares shall be treated in accordance with Section 10 of the Plan.

9.Miscellaneous.

(a) Waiver and Amendment. The Committee may waive any conditions or rights under, or amend any terms of, this Agreement and the Restricted Shares granted hereunder; provided that any such waiver or amendment that would impair the rights of the Participant or any holder or beneficiary of the Restricted Shares granted hereunder shall not to that extent be effective without the consent of the Participant. No waiver of any right hereunder by any party shall operate as a waiver of any other right, or as a waiver of the same right with respect to any subsequent occasion for its exercise, or as a waiver of any right to damages. No waiver by any party of any breach of this Agreement shall be held to constitute a waiver of any other breach or a waiver of the continuation of the same breach.

(b) Notices. All notices, demands, and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, facsimile, courier service, or personal delivery:

Exhibit C

If to the Company to:

Alico, Inc.

10070 Daniels Interstate Court, Suite 200

Fort Myers, Florida 33913

Attention: Chief Financial Officer

If to Participant to:

The address last on the records of the Company.

All such notices, demands, and other communications shall be deemed to have been duly given (i) when delivered by hand, if personally delivered; (ii) when delivered by courier, if delivered by commercial courier service; (iii) five business days after being deposited in the mail, postage prepaid, if mailed; and (iv) when receipt is mechanically acknowledged, if by facsimile.

(c) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(d) No Rights to Service. Nothing contained in this Agreement shall be construed as giving the Participant any right to be retained, in any position, as an employee, consultant, or director of the Company or its Affiliates or shall interfere with or restrict in any way the right of the Company or its Affiliates, which is hereby expressly reserved, to remove, terminate, or discharge the Participant at any time and for any reason whatsoever.

(e) Beneficiary. The Participant may file with the Company a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, change or revoke such designation by filing a new designation with the Company. The last such designation received by the Company shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Company prior to the Participant' s death, and in no event shall it be effective as of a date prior to such receipt. If No beneficiary designation is filed by the Participant, the beneficiary shall be deemed to be his or her spouse or, if the Participant is unmarried at the time of death, his or her estate.

(f) Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and shall be binding upon and inure to the benefit of the Participant and the Participant' s beneficiaries, executors, administrators, heirs, and successors.

(g) Entire Agreement. This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations, and negotiations with respect thereto.

Exhibit C

(h) Bound by the Plan. By signing this Agreement, the Participant acknowledges that he or she has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the tem1s and provisions of the Plan.

(i) Governing Law. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of Florida without regard to principles of conflicts of law thereof, or principles of conflicts of laws of any other jurisdiction that could cause the application of the laws of any jurisdiction other than the State of Florida.

(j) Headings. The headings of the Sections of this Agreement are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

(k) Counterparts. This Agreement may be signed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

Exhibit C

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ALICO, INC.

By:
Name:
Title:

PARTICIPANT

By:
Name:

Exhibit C